Exhibit 99.1

SAN RAFAEL BANCORP

851 Irwin Street
San Rafael, CA  94901
(415) 454-1212

April 23, 2004
Contact:  Mark Garwood, President Tamalpais Bank 415 454-1212

For Immediate Release

San Rafael Bancorp First Quarter Earnings up 10.5%, to Record Levels, Announces Application for Listing on NASDAQ Small Cap Market

San Rafael Bancorp (“Company”) and its subsidiary, Tamalpais Bank (“Bank”), reported record quarterly earnings in the first quarter of 2004 and continued growth in total assets, loans, and deposits.  The Company’s net income of $757 thousand for the first quarter of 2004 represented a 10.4% increase from the same period in 2003.  Diluted earnings per share for the first quarter of 2004 was $0.23, a 4.5% increase from the same period in 2003.  The Company produced a return on average equity of 17.5% for the quarter ended March 31, 2004, compared to a return on average equity of 23.9% for the same period in 2003. Return on average assets for the first quarter of 2004 was 0.96% compared to 1.00% for the first quarter of 2003. Return on equity and average assets were impacted by the dilutive effect on earnings of the capital offering completed in the first quarter of 2004.

The total assets of the Company increased to an all time high of $367 million as of March 31, 2004, up 21% from $302 million in total assets as of December 31, 2003.  For the quarter ended March 31, 2004, the Company’s loans grew by $20 million (8%) to $267 million, and investment securities grew by $39 million (208%) to $58 million.  Stockholders’ equity grew by $7 million (52%) to $21 million, substantially as the result of the completion of the Company’s stock offering.  For the quarter ended March 31, 2004, deposits decreased by $1 million (1%) to $210 million, as the escrow account that was used to accumulate funds for the recently completed San Rafael Bancorp stock offering was closed in the first quarter of 2004.

For the three months ended March 31, 2004, the Company’s net interest income before its provision for loan losses was $3.1 million, a $0.6 million (23%) increase compared to the same period in 2003.  The growth in net interest income was primarily attributable to the continued growth in the Bank’s loan and investment portfolios.

Total operating expenses for the first quarter of 2004 were $1.9 million, a $0.6 million (44%) increase compared to the same period in 2003. The increase principally consisted of planned personnel and occupancy costs due to staff and facility additions for the new retail branches and increased operational support.  Salaries and benefits represent the largest category, with $1.1 million in expenses in the first quarter of 2004, as compared to $0.8 million for the same period in 2003.

The Company’s continued growth in its loan portfolio necessitated a provision for possible loan losses in the amount of $239 thousand for the first quarter of 2004, flat from the $239 thousand provision for the same period in 2003.  Consequently, the allowance for possible loan losses increased to $3.0 million, or 1.10% of gross loans outstanding at March 31, 2004. Asset quality remained strong, with the Company reporting no non-performing loans as of March 31, 2004, and no charge-offs in the first quarter of 2004.

The $20 million increase in total loans in the first quarter of 2004 was achieved due to the increased success of retail lending efforts through the Bank’s growing network of three branches in Marin County and the ongoing success of wholesale lending through mortgage brokers throughout the San Francisco bay area.  In the first quarter of 2004, commercial real estate loans increased $8 million to $120 million and represented 45% of the total loan portfolio as of March 31, 2004.   In the first quarter of 2004, multifamily loans increased $5 million to $102 million and represented 38% of the loan portfolio as of March 31, 2004.

The investment portfolio increased $39 million in the first quarter, as the Company began to increase its earning asset base and utilize the capital obtained from the recent stock offering.  The Company intends to initially establish an investment portfolio that will largely be replaced with loan originations through the remainder of 2004 and continuing into 2005.

In the first quarter of 2004, the Company completed its $26 million stock offering.  The stock offering resulted in a net capital infusion of $6.4 million into the Company.  The Company then infused $6.9 million into the Bank.  The additional capital will allow the Company to grow its earning asset base and expand its Marin County branch network.  The capital offering resulted in a 52% increase in stockholders’ equity in the first quarter of 2004.  Tamalpais Bank remains well capitalized, with a leverage ratio of 9.76% and a total risk based capital ratio of 12.22%.

On April 2nd 2004, the Company applied for its stock to be listed on the NASDAQ Small Cap Market.  Assuming NASDAQ approval, the Company anticipates that its stock will be listed on the NASDAQ Small Cap Market under the symbol “SRBC.”  Kit M. Cole, CEO of San Rafael Bancorp and Tamalpais Bank, commented on the pending NASDAQ listing.  “Assuming we are successful in obtaining NASDAQ approval, our shareholders will have increased liquidity with the NASDAQ listing, and the Company will have greater access to capital markets as it continues its strong growth.  Based on our current growth rate, we expect to deploy all of the capital raised from the offering by the end of the second quarter, and we expect to be able to produce favorable earnings for our shareholders while the capital is being deployed.”

In reviewing the most recent quarter and full year results, Mark Garwood, President of Tamalpais Bank commented, “We are please with our first quarter results and the success of our recently completed capital offering.  The additional capital will allow us to continue to rapidly expand our retail branch network in Marin County.  Our San Anselmo branch, which opened in early April, will be followed by our Terra Linda branch, which is expected to be opened by the end of the second quarter.  In addition, we are negotiating space for future potential branch locations.  We’re also happy with the quality of staff that will be in the new branches.  We’ve hired several experienced banking professionals who, combined with our existing staff, will ensure that all customers in the new branches receive service that is second to none.”

Michael Moulton, Chief Financial Officer of San Rafael Bancorp and Tamalpais Bank commented on the expanded shareholder base.  “We have over four hundred shareholders, most of whom are local to Marin County.  We welcome these new shareholders and thank our longer term existing shareholders for their continued support.  We invite all shareholders to stop by their nearest branch to say hello and see in person the many positive developments at Tamalpais Bank.”

Tamalpais Bank, with branches located in San Rafael, Mill Valley, Greenbrae, and San Anselmo, had $367 million in assets and $210 million in deposits as of March 31, 2004.  For further information please contact Michael Moulton at (415) 455-4593.

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of San Rafael Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of Tamalpais Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; (5) and other risks detailed in San Rafael Bancorp’s filings with the Securities and Exchange Commission.

SAN RAFAEL BANCORP AND SUBSIDIARIES

Consolidated Balance Sheets

	March 31, 2004	December 31, 2003	$ Change	% Change
	(unaudited)
Assets
Cash and cash equivalents:
Cash and due from banks	$3,289,962	$7,108,858	$(3,818,896)	-53.7%
Federal funds sold	16,447,732	7,681,259	8,766,473	114.1%
Investment in money market funds	10,001,631	—	10,001,631	N/A
Total Cash and Cash Equivalents	29,739,325	14,790,117	14,949,208	101.1%
Interest-bearing time deposits in other financial institutions	1,861,043	12,844,233	(10,983,190)	-85.5%
Investment securities
Available-for-sale	12,306,200	—	12,306,200	N/A
Held-to-maturity, at cost	46,027,774	18,907,115	27,120,659	143.4%
Federal Home Loan Bank restricted stock, at cost	4,654,100	3,609,300	1,044,800	28.9%
Pacific Coast Banker’s Bank restricted stock, at cost	50,000	50,000	—	0.0%
Loans receivable	269,530,468	249,144,433	20,386,035	8.2%
Less: Allowance for loan losses	(2,965,078)	(2,726,078)	(239,000)	8.8%
	266,565,390	246,418,355	20,147,035	8.2%
Bank premises and equipment, net	1,903,475	1,518,231	385,244	25.4%
Accrued interest receivable	1,582,655	1,303,658	278,997	21.4%
Other assets	1,907,357	2,519,554	(612,197)	-24.3%
Total Assets	$366,597,319	$301,960,563	$64,636,756	21.4%

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest-bearing deposits	$9,408,737	$9,528,413	$(119,676)	-1.3%
Interest-bearing checking deposits	5,694,628	9,588,911	(3,894,283)	-40.6%
Money market and saving deposits	87,155,833	87,057,662	98,171	0.1%
Certificates of deposit greater than or equal to $100,000	31,179,161	28,033,838	3,145,323	11.2%
Certificates of deposit less than $100,000	77,011,258	77,417,310	(406,052)	-0.5%
Total Deposits	210,449,617	211,626,134	(1,176,517)	-0.6%
Federal Home Loan Bank Advances	93,776,088	65,101,242	28,674,846	44.0%
Bancorp Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures	10,310,000	10,310,000	—	0.0%
Accrued interest payable and other liabilities	31,016,749	1,049,088	29,967,661	2856.5%
Total Liabilities	345,552,454	288,086,464	57,465,990	19.9%

Commitment and Contingencies

Stockholders’ Equity
Common stock, no par value; 10,000,000 shares authorized; 3,647,556 and 3,136,957 shares issued and outstanding at March 31, 2004 and December 31, 2003, respectively	10,081,204	3,712,516	6,368,688	172%
Retained earnings	10,967,599	10,161,583	806,016	8%
Accumulated other comprehensive income	(3,938)	—	(3,938)	N/A
Total Stockholders’ Equity	21,044,865	13,874,099	7,170,766	52%
Total Liabilities and Stockholders’ Equity	$366,597,319	$301,960,563	$64,636,756	21%

SAN RAFAEL BANCORP AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

For the Three Months Ended March 31, 2004 and 2003

	Three Months Ended March 31,
	2004	2003	$ Change	% Change

Interest Income
Interest and fees on loans	$4,344,360	$3,544,760	$799,600	22.6%
Interest on investment securities	165,199	644,187	(478,988)	-74.4%
Interest on Federal funds sold	27,720	5,346	22,374	418.6%
Interest on other investments	38,445	49,288	(10,843)	-22.0%
Interest on deposits in other financial institutions	42,384	59,418	(17,034)	-28.7%
Total Interest Income	4,618,108	4,302,998	315,110	7.3%

Interest Expense
Interest expense on deposits	943,653	1,104,814	(161,161)	-14.6%
Interest expense on borrowed funds	410,545	520,433	(109,888)	-21.1%
Interest expense on Trust Preferred Securities	128,317	131,551	(3,234)	-2.5%
Total Interest Expense	1,482,515	1,756,797	(274,282)	-15.6%
Net Interest Income Before Provision for Loan Losses	3,135,593	2,546,201	589,392	23.1%

Provision for Loan Losses	239,000	239,456	(456)	-0.2%
Net Interest Income After Provision for Loan Losses	2,896,593	2,306,745	589,848	25.6%

Noninterest Income
Gain (Loss) on sale of securities, net	—	—	—	N/A
Loan servicing	24,051	42,530	(18,479)	-43.4%
Other income	76,037	65,800	10,237	15.6%
Total Noninterest Income	100,088	108,330	(8,243)	-7.6%

Noninterest Expenses
Salaries and benefits	1,126,555	775,343	351,211	45.3%
Occupancy	191,595	115,419	76,176	66.0%
Advertising	51,254	59,985	(8,732)	-14.6%
Professional	117,044	54,483	62,561	114.8%
Data processing	49,840	46,469	3,371	7.3%
Equipment and depreciation	56,853	58,654	(1,801)	-3.1%
Other administrative	284,709	190,965	93,744	49.1%
Total Noninterest Expense	1,877,849	1,301,318	576,531	44.3%

Income Before Income Taxes	1,118,831	1,113,757	5,074	0.5%

Provision for Income Taxes	361,408	427,572	(66,164)	-15.5%

Net Income	$757,423	$686,185	$71,238	10.4%

Earnings Per Share

Basic	$0.23	$0.22	$0.01	4.5%

Diluted	$0.22	$0.21	$0.01	4.8%

SAN RAFAEL BANCORP AND SUBSIDIARIES

Selected Ratios and Other Data

Unaudited

(Dollars in Thousands Except Per Share Amounts)

	At or For the Three Months Ended March 31,
	2004	2003
Profitability Ratios:
Return on average assets	0.96%	1.00%
Return on average equity	17.49%	23.89%
Net Interest Margin	4.06%	3.76%
Efficiency ratio	58.0%	49.0%

Other Information:
Average total assets	$316,780	$275,131
Average interest earning assets	306,138	268,439
Basic earnings per share	0.23	0.22
Diluted earnings per share	0.22	0.21

	As of March 31 ,
	2004	2003
Share Information:
Book value per share	$5.77	$3.79
Shares outstanding	3,647,556	3,128,739

Asset Quality Information:
Non-performing loans	$—	$248
Other real estate owned	—	—
Allowance for loan losses	2,965	2,182
Non-performing loans / total loans	0.00%	0.12%
Non-performing assets / total assets	0.00%	0.09%
Allowance for loan losses / loans outstanding	1.10%	1.09%
Allowance for loan losses / non-accrual loans	0.00%	880%

Tamalpais Bank Capital Ratios:
Tier 1 leverage ratio	9.76%	7.61%
Tier 1 risk based capital ratio	11.14%	10.19%
Total risk based capital ratio	12.22%	11.25%

SAN RAFAEL BANCORP AND SUBSIDIARIES

Average Balance Sheets (Unaudited)

	For the Three Months Ended
	3/31/04			3/31/03
		Interest	Yields		Interest	Yields
	Average	Income/	Earned/	Average	Income/	Earned/
(dollars in thousands)	Balance	Expense	Paid	Balance	Expense	Paid
Assets
Investment securities - taxable (1)	$21,058	$165	3.16%	$69,759	$644	3.75%
Other investments	4,349	38	3.56%	4,160	49	4.81%
Interest bearing deposits in other financial institutions	10,391	42	1.64%	5,843	59	4.12%
Federal funds sold	11,651	28	0.96%	1,785	5	1.21%
Loans (2)	258,689	4,344	6.75%	186,892	3,545	7.69%
Total Interest Earning Assets	306,138	4,618	6.07%	268,439	4,303	6.50%
Allowance for loan losses	(2,802)			(2,023)
Cash and due from banks	4,598			2,298
Net premises, furniture and equipment	1,659			1,299
Other assets	7,188			5,119
Total Assets	$316,780			$275,131

Liabilities and Shareholders’ Equity
Interest bearing checking	$5,909	22	1.49%	$5,615	13	0.91%
Savings deposits (3)	91,179	298	1.31%	76,770	327	1.69%
Time deposits	104,217	624	2.41%	96,830	765	3.13%
Other borrowings	69,579	411	2.37%	66,584	520	3.10%
Trust preferred securities	10,310	128	5.01%	10,310	132	5.06%
Total Interest Bearing Liabilities	281,194	1,483	2.09%	256,110	1,757	2.72%
Noninterest deposits	12,687			5,367
Other liabilities	5,572			2,164
Total Liabilities	299,453			263,641
Shareholders’ Equity	17,327			11,490
Total Liabilities and Shareholders’ Equity	$316,780			$275,131

Net interest income		$3,136			$2,546
Net interest spread (4)			3.98%			3.78%
Net interest margin (5)			4.06%			3.76%

(1)     The yields for securities were computed using the average amortized cost and therefore do not give effect for changes in fair value.

(2)     Loans, net of unearned income, include non-accrual loans but do not reflect average reserves for possible loan losses.

(3)     Savings deposits include Money Market accounts.

(4)     Net interest spread is the interest differential between total interest earning assets and total interest-bearing liabilities.

(5)     Net interest margin is the net yield on average interest earning assets.